Exhibit 99.2

FOR IMMEDIATE RELEASE

ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Florence R. Doller, SVP & Director of Corporate Communications
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6118

NEW DIRECTORS JOIN NBT BANCORP BOARD

NORWICH, NY (December 20, 2016) – The Board of Directors of NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) appointed V. Daniel Robinson II, Matthew J. Salanger and Andrew S. Kowalczyk III to the Board at their meeting on Friday, December 16, 2016. All have served previously on the NBT Bank, N.A. Board of Directors.

Robinson was appointed to the NBT Bank, N.A. Board of Directors in March 2008 and completed his first term of service in May 2016. He has served on the New York Central Mutual Fire Insurance Company (NYCM) Board of Directors since 1986 and was appointed President and Chief Executive Officer in 2002. Since 1999, he has served as President, Chief Executive Officer and board member of automobile insurer A. Central Insurance Company, a subsidiary of NYCM. He has served as a director and as Vice President of A.F. Stager Independent Adjustors, since 1991 and 1999, respectively. Robinson earned his bachelor’s degree in marketing from St. Bonaventure University.

Salanger was appointed to the NBT Bank, N.A. Board of Directors in January 2011 and completed his first term of service in May 2016. He has served as President and Chief Executive Officer of United Health Services, Inc. (UHS) since 2007. He also continues to serve as President and Chief Executive Officer for UHS Hospitals, including UHS Binghamton General Hospital and UHS Wilson Medical Center, a position he was appointed to in March 1994. Salanger earned his bachelor of arts degree at the University at Albany/SUNY and his master’s degree in hospital and health administration at Xavier College.

Kowalczyk served on the NBT Bank Advisory Board from 2006 through 2010. He was appointed to the NBT Bank, N.A. Board of Directors in October 2010 and completed his first term of service in May 2016. He is an attorney and partner at Kowalczyk, Deery & Broadbent, LLP in Utica. His practice focuses on banking, business law and real estate. He was admitted to the New York State Bar in 1983. Kowalczyk is a graduate of St. Lawrence University and Albany Law School. He is a member of the Oneida County Bar Association, the New York State Bar Association and the American Bar Association.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $8.8 billion at September 30, 2016. The company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 154 banking locations with offices in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT-Mang Insurance Agency, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtmang.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp Inc. and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not update forward-looking statements to reflect subsequent circumstances or events.